------------------------------------                                                                --------------------------------
             FORM 4                                                                                          OMB APPROVAL
------------------------------------                                                                --------------------------------

[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB NUMBER:           3235-0287
    SUBJECT TO SECTION 16. FORM 4 OR                                                                EXPIRES:      DECEMBER 31, 2001
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                ESTIMATED AVERAGE BURDEN
    SEE INSTRUCTION 1(b).                                                                           HOURS PER RESPONSE..........0.5
    (PRINT OR TYPE RESPONSES)                                                                       --------------------------------

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*(1) 2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
                                                                                                Person to Issuer
  Anschutz  Philip       F.                  Forest Oil Corporation          (FST)          (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [X] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
                                            of Reporting       June 2000                          (give title   (specify title
   2400 Qwest Tower                         Person, if an                                         below)        below)
   555 Seventeenth Street                   entity (Voluntary)
---------------------------------------
        (Street)
                                                                                                  ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Denver, Colorado   80202                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                                                   [X] Form filed by More than One Reporting Person
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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3, 4 and 5)               Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)-------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
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Common Stock             6/1/00        A(1)   V         900        A      $11.1156   4,275 Shares           D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    19,734,688 Shares       I                (2)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                             (OVER)
                                                                                                                     SEC 1474 (3-99)
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT                    PAGE 1 OF 3
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)

                                                ---------------------------------
                                                      Code    V    (A)      (D)
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Shares acquired pursuant to a grant under the Forest Oil Corporation Stock Incentive Plan, as amended and restated as of March 22, 1996 and approved by the stockholders of Forest Oil Corporation on May 8, 1996 and May 14, 1997. The acquisition is an exempt transaction pursuant to Rule 16b-3 under the Securities Exchange Act of 1934.
(2) Philip F. Anschutz is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of The Anschutz Corporation, which is the registered owner of the securities indicated.
(3)     Philip F. Anschutz executed a Power of Attorney that authorizes Robert
        M. Swysgood to sign this Form 4 on his behalf as an individual, on his behalf as Chairman of The Anschutz Corporation and on his behalf as Chairman of Anschutz Company.

**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                        Philip F. Anschutz

Note:   File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see instruction 6 for procedure.          By:  Robert M. Swysgood

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                      /s/ ROBERT M. SWYSGOOD                 7/10/00
                                                                                      ----------------------------------     -------
Reminder: Report on a separate line for each class of securities beneficially         **Signature of Reporting Person         Date
owned directly or indirectly.                                                         Robert M. Swysgood
                                                                                      Attorney-in-Fact (3)

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                     Page 2 of 3
                                                                 SEC 1474 (3-99)

                                JOINT INFORMATION

Name:                          Anschutz Company

Address:                       2400 Qwest Tower
                               555 Seventeenth Street
                               Denver, CO  80202

Designated Filer:              Philip F. Anschutz

Issuer and Trading
Symbol:                        Forest Oil Corporation (FST)

Statement for
Month/Year:                    June 2000

Signature:                     Anschutz Company

                               By:        /s/ ROBERT M. SWYSGOOD         7/10/00
                                          -----------------------------  -------
                                          Philip F. Anschutz             Date
                                          Chairman
                                          By Robert M. Swysgood
                                          ATTORNEY-IN-FACT (2)


Name:                          The Anschutz Corporation

Address:                       2400 Qwest Tower
                               555 Seventeenth Street
                               Denver, CO  80202

Designated Filer:              Philip F. Anschutz

Issuer and Trading
Symbol:                        Forest Oil Corporation (FST)

Statement
Month/Year:                    June 2000

Signature:                     The Anschutz Corporation

                               By:        /s/ ROBERT M. SWYSGOOD         7/10/00
                                          -----------------------------  -------
                                          Philip F. Anschutz             Date
                                          Chairman
                                          By Robert M. Swysgood
                                          ATTORNEY-IN-FACT (2)


                                                   Attachment to SEC 1474 (3-99)
                                                                     Page 3 of 3